EXHIBIT 99.7

BLACKROCK MUNIYIELD NEW YORK QUALITY FUND, INC.

AND

TD SECURITIES (USA) LLC

VRDP SHARES REMARKETING AGREEMENT

Dated as of June 16, 2020

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VRDP SHARES REMARKETING AGREEMENT

This VRDP SHARES REMARKETING AGREEMENT, dated as of June 16, 2020 (this “Agreement”), by and among BlackRock MuniYield New York Quality Fund, Inc., a non-diversified, closed-end investment company organized as a Maryland corporation (the “Fund”), and TD Securities (USA) LLC, a Delaware limited liability company (the “Remarketing Agent”).

WITNESSETH:

WHEREAS, the Fund has issued 2,477 Series W-7 Variable Rate Demand Preferred Shares, par value $0.10 per share (“VRDP Shares”), with a liquidation preference of $100,000 per share (the “Liquidation Preference”), pursuant to and with the preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption assigned to them in the Fund’s Statement (as defined below);

WHEREAS, in connection with an Optional Tender, Beneficial Owners of VRDP Shares or their Agent Members may elect to tender their VRDP Shares (in one or more denominations equal to the Liquidation Preference) for purchase at the Purchase Price on the Purchase Date designated in the Notice of Tender (or if such day is not a Business Day, on the next succeeding Business Day) after delivery of a Notice of Tender to The Bank of New York Mellon (the “Tender and Paying Agent”), or, in the event (i) no Remarketing occurs on or before the Purchase Date or (ii) pursuant to an attempted Remarketing, VRDP Shares remain unsold and the Remarketing Agent does not purchase for its own account the unsold VRDP Shares tendered to the Tender and Paying Agent for Remarketing (provided, that the Remarketing Agent may seek to sell such VRDP Shares in a subsequent Remarketing prior to the Purchase Date), the Tender and Paying Agent will deliver all unsold VRDP Shares that have been delivered to the Tender and Paying Agent to The Toronto-Dominion Bank, acting through its New York branch, or its successors or assigns, as liquidity provider (the “Liquidity Provider”) for purchase at the Purchase Price pursuant to the Statement and the VRDP Shares Purchase Agreement;

WHEREAS, VRDP Shares will be subject to Mandatory Tender for Remarketing at the Purchase Price for purchase on the designated Purchase Date upon the occurrence of a Mandatory Tender Event, or, in the event (i) no Remarketing occurs on or before the Purchase Date or (ii) pursuant to an attempted Remarketing, VRDP Shares remain unsold and the Remarketing Agent does not purchase for its own account the unsold VRDP Shares tendered to the Tender and Paying Agent for Remarketing (provided, that the Remarketing Agent may seek to sell such VRDP Shares in a subsequent Remarketing prior to the Purchase Date), the Tender and Paying Agent will deliver all unsold VRDP Shares that have been delivered to the Tender and Paying Agent to the Liquidity Provider for purchase at the Purchase Price on the Purchase Date pursuant to the Statement and the VRDP Shares Purchase Agreement;

WHEREAS, the Fund has requested TD Securities (USA) LLC to act as the Remarketing Agent under this Agreement in accordance with the provisions of the Statement (and the Board of Directors of the Fund has adopted a resolution appointing TD Securities (USA) LLC as the Remarketing Agent) to perform the duties set forth herein and to perform such other duties as are assigned to the Remarketing Agent herein and in the Statement; and

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WHEREAS, the Remarketing Agent is willing to assume such duties on the terms and conditions expressly set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Statement. Any day not referred to herein as a Business Day shall mean a calendar day.

“1940 Act” means the Investment Company Act of 1940, as amended.

“1940 Act Documents” has the meaning set forth in Section 4(d).

“1940 Act Regulations” has the meaning set forth in Section 4(d).

“Agent Member” means a Person with an account at the Securities Depository that holds one or more VRDP Shares through the Securities Depository, directly or indirectly, for a Beneficial Owner and that will be authorized and instructed, directly or indirectly, by a Beneficial Owner to disclose information to the Remarketing Agent and the Tender and Paying Agent with respect to such Beneficial Owner.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternate VRDP Shares Purchase Agreement” means any agreement with a successor liquidity provider replacing the VRDP Shares Purchase Agreement (or any replacement therefor) upon its termination in accordance with its terms and containing a Purchase Obligation substantially similar to the Purchase Obligation therein, as determined by the Fund.

“Beneficial Owner” means a Person in whose name VRDP Shares are recorded as beneficial owner of such VRDP Shares by the Securities Depository, an Agent Member or other securities intermediary on the records of such Securities Depository, Agent Member or securities intermediary, as the case may be, or such Person’s subrogee, including the Liquidity Provider to the extent it is at any time such a beneficial owner of VRDP Shares (irrespective of any assignment or transfer by the Liquidity Provider of its voting rights).

“Board” means the Board of Directors of the Fund or any duly authorized committee thereof.

“Business Day” means a day other than a day (a) on which commercial banks in The City of New York, New York are required or authorized by law or executive order to close or (b) on which the New York Stock Exchange is closed.

“Charter” means the Articles of Incorporation of the Fund, and all amendments thereto, as filed with the State Department of Assessments and Taxation of the State of Maryland.

“Commission” has the meaning set forth in Section 4(d).

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“Confidential Information” has the meaning set forth in Section 27.

“Effective Date” means the effective date of this Agreement, which shall be the effective date of the Fee Agreement.

“Effective Leverage Ratio” has the meaning set forth in the Fee Agreement.

“Effective Leverage Ratio Cure Period” has the meaning set forth in the Fee Agreement.

“Electronic Means” means email transmission, facsimile transmission or other similar electronic means of communication providing evidence of transmission (but excluding online communications systems covered by a separate agreement) acceptable to the sending party and the receiving party, in any case if operative as between the relevant two (2) parties, or, if not operative, by telephone (promptly confirmed by any other method set forth in this definition), which, in the case of notices to the Tender and Paying Agent, shall be sent by such means as set forth in the Tender and Paying Agent Agreement or as specified in the related notice.

“Exchange Act” has the meaning set forth in Section 4(c).

“Extraordinary Corporate Event” means as to the Liquidity Provider, (i) the consolidation or amalgamation with, or merger with and into, or the transfer of all or substantially all of the Liquidity Provider’s assets to, another entity, or (ii) the dissolution, for any reason, of the Liquidity Provider other than in connection with the consolidation or amalgamation with, or merger with and into another entity, or the transfer of all or substantially all of the Liquidity Provider’s assets to another entity; provided, however, that with respect to (i) above, an Extraordinary Corporate Event does not include any of the listed occurrences where (x) the surviving entity, or transferee of all or substantially all of the Liquidity Provider’s assets, (a) assumes all of the obligations of the Liquidity Provider under the terms of the VRDP Shares Purchase Agreement and (b) has short-term debt ratings in one of the two (2) highest rating categories from the Requisite NRSROs and (y) the Liquidity Provider has provided notice in writing to the Fund confirming the information described in (x) at least ten (10) days prior to the scheduled date of the applicable listed occurrence in (i) above.

“Fee Agreement” means the VRDP Shares Fee Agreement, dated as of June 16, 2020, between the Fund and the Liquidity Provider, as amended, modified or supplemented from time to time, or any similar agreement with a successor liquidity provider.

“Final Notice of Purchase” means, in connection with an Optional Tender or a Mandatory Tender, a Notice of Purchase delivered by the Tender and Paying Agent to the Liquidity Provider (or directly to the Liquidity Provider by Beneficial Owners or their Agent Members, in the case of an Optional Tender, or Holders, in the case of a Mandatory Tender, if there is no Tender and Paying Agent or for any reason the Tender and Paying Agent does not perform its obligations) on the Purchase Date indicating the number of VRDP Shares to be purchased on such date pursuant to the Purchase Obligation, or, in connection with a Mandatory Purchase, the Mandatory Purchase Notice delivered by the Fund or the Tender and Paying Agent on behalf of the Fund.

“Fitch” means Fitch Ratings.

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“Fund” has the meaning set forth in the preamble to this Agreement.

“Indemnified Person” has the meaning set forth in Section 10(a).

“Indemnifying Person” has the meaning set forth in Section 10(c).

 “Liquidation Preference” has the meaning set forth in the recitals of this Agreement.

“Liquidity Provider” has the meaning set forth in the recitals to this Agreement.

“Losses” has the meaning set forth in Section 10(b).

“Mandatory Tender” with respect to a Mandatory Tender Event, means the mandatory tender of all VRDP Shares by Holders for Remarketing, or, in the event (i) no Remarketing occurs on or before the Purchase Date or (ii) pursuant to an attempted Remarketing, VRDP Shares remain unsold and the Remarketing Agent does not purchase for its own account the unsold VRDP Shares tendered to the Tender and Paying Agent for Remarketing (provided, that the Remarketing Agent may seek to sell such VRDP Shares in a subsequent Remarketing prior to the Purchase Date), for purchase by the Liquidity Provider at the Purchase Price pursuant to Section 2 of Part II of the Statement and the VRDP Shares Purchase Agreement.

“Mandatory Tender Event” means (a) each failure by the Fund to make a scheduled payment of dividends on a Dividend Payment Date; (b) the occurrence of a Liquidity Provider Ratings Event (which shall constitute a single Mandatory Tender Event upon the occurrence of such Liquidity Provider Ratings Event, whether or not continuing and whether or not such Liquidity Provider Ratings Event also results in a Mandatory Purchase Event; provided that, following restoration of the short-term debt ratings to the requisite level, a subsequent Liquidity Provider Ratings Event shall constitute a new Mandatory Tender Event); (c) in the event of a failure by the Fund to pay the Liquidity Provider the applicable fee due in advance under the terms of the Fee Agreement by seven Business Days prior to the beginning of the month to which such payment relates, if the Liquidity Provider (in its sole discretion) thereafter provides written notice to the Fund that such failure to pay such fee constitutes a Mandatory Tender Event; (d) the eighth (8th) day prior to the scheduled date of the occurrence of an Extraordinary Corporate Event; (e) the Fund shall have obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement by the fifteenth (15th) day prior to the Scheduled Termination Date, Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, of the VRDP Shares Purchase Agreement; (f) the Fund shall have provided a Notice of Proposed Special Rate Period in accordance with the Statement; or (g) in the event of a breach by the Fund of its Effective Leverage Ratio covenant with the Liquidity Provider in the Fee Agreement and the failure to cure such breach within sixty (60) days from the date of such breach (which 60-day period would include the Effective Leverage Ratio Cure Period), if the Liquidity Provider (in its sole discretion) thereafter provides written notice to the Fund and the Tender and Paying Agent that the failure to timely cure such breach constitutes a Mandatory Tender Event (subject to the Fund curing such breach prior to the delivery date of such notice from the Liquidity Provider).

“Mandatory Tender Notice” means, in connection with the Mandatory Tender of VRDP Shares, a notice delivered by the Fund or the Tender and Paying Agent on behalf of the Fund to the Holders and the Liquidity Provider in accordance with the VRDP Shares Purchase Agreement specifying a Mandatory Tender Event and Purchase Date, substantially in the form attached as Annex II hereto.

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“Moody’s” means Moody’s Investors Service, Inc.

“Notice of Purchase” means, as the context requires, a Preliminary Notice of Purchase or a Final Notice of Purchase, in each case, substantially in the form attached as Exhibit A to the VRDP Shares Purchase Agreement.

“Notice of Revocation” has the meaning set forth in Section 2(c)(iii).

“Notice of Tender” means, in connection with an Optional Tender, a notice, substantially in the form attached to the Tender and Paying Agent Agreement as Exhibit A, delivered by a Beneficial Owner or its Agent Member to the Tender and Paying Agent indicating an intention to tender VRDP Shares for sale on a Purchase Date pursuant to Section 1 of Part II of the Statement.

“NRSRO” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, that is not an “affiliated person” (as defined in Section 2(a)(3) of the 1940 Act) of the Fund or the Liquidity Provider, including, at the date hereof, Moody’s, Fitch and S&P.

“Offering Memorandum” means the Offering Memorandum of the Fund relating to the offering and sale of the VRDP Shares to be dated on or prior to the Effective Date, as amended, revised or supplemented from time to time, including in connection with any Remarketing, if applicable.

“Optional Tender” means any tender of VRDP Shares by a Beneficial Owner or its Agent Member to the Tender and Paying Agent, other than a Mandatory Tender, for Remarketing or, in the event (i) no Remarketing occurs on or before the Purchase Date, or (ii) pursuant to an attempted Remarketing, VRDP Shares remain unsold and the Remarketing Agent does not purchase for its own account the unsold VRDP Shares tendered to the Tender and Paying Agent for Remarketing (provided, that the Remarketing Agent may seek to sell such VRDP Shares in a subsequent Remarketing prior to the Purchase Date), for purchase by the Liquidity Provider pursuant to Section 2 of Part II of the Statement and the VRDP Shares Purchase Agreement.

“Outstanding” means, as of any date with respect to the VRDP Shares, the number of VRDP Shares theretofore issued by the Fund except, without duplication, (i) any VRDP Shares theretofore cancelled or delivered to the Tender and Paying Agent for cancellation or redemption by the Fund, (ii) any VRDP Shares with respect to which the Fund has given a Notice of Redemption and irrevocably deposited with the Tender and Paying Agent sufficient Deposit Securities to redeem such VRDP Shares, pursuant to Section 10 of Part I of the Statement, (iii) any VRDP Shares as to which the Fund shall be a Beneficial Owner, and (iv) any VRDP Shares represented by any certificate in lieu of which a new certificate has been executed and delivered by the Fund; provided, however, with respect to clause (ii), any such VRDP Shares will be deemed to be Outstanding for purposes of the VRDP Shares Purchase Agreement until redeemed by the Fund.

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“Purchase Date,” with respect to any purchase of VRDP Shares, means (i) in connection with an Optional Tender, the date specified in a Notice of Tender, which date shall be no earlier than the seventh (7th) day (or, if such day is not a Business Day, the next succeeding Business Day) following delivery to the Tender and Paying Agent of the Notice of Tender, (ii) in connection with a Mandatory Tender, the date specified in the Mandatory Tender Notice (or, if such day is not a Business Day, the next succeeding Business Day), subject to the immediately succeeding sentence below, or (iii) in connection with a Mandatory Purchase, the Mandatory Purchase Date specified in the Mandatory Purchase Notice (or, if such day is not a Business Day, the next succeeding Business Day). The Purchase Date in respect of a Mandatory Tender Event shall be not later than seven (7) days following the date a Mandatory Tender Notice is sent to Holders by Electronic Means; provided, that: (A) the Purchase Date in connection with the failure of the Fund to pay the applicable fee to the Liquidity Provider may not be later than the last Business Day of the month such payment was due; (B) the Purchase Date in connection with the occurrence of an Extraordinary Corporate Event may not be later than the Business Day immediately preceding the occurrence of the Extraordinary Corporate Event (and, if no earlier Purchase Date is specified in a Mandatory Tender Notice with respect to such Extraordinary Corporate Event, the Business Day immediately preceding the occurrence of the Extraordinary Corporate Event shall be deemed to be the Purchase Date irrespective of the failure to have given or sent a Mandatory Tender Notice); (C) the Purchase Date in connection with the Fund obtaining an Alternate VRDP Shares Purchase Agreement may not be later than the Business Day immediately preceding the termination of the VRDP Shares Purchase Agreement and the effective date of such Alternate VRDP Shares Purchase Agreement (which may not be later than the termination date of the VRDP Shares Purchase Agreement); and (D) the Purchase Date in connection with a Notice of Proposed Special Rate Period may not be later than the first (1st) day of such proposed Special Rate Period.

“Purchase Obligation” means the unconditional and irrevocable obligation of the Liquidity Provider during the term and pursuant to the terms of the VRDP Shares Purchase Agreement to purchase Outstanding VRDP Shares on any Purchase Date at the Purchase Price from Beneficial Owners, in the case of any Optional Tender, and Holders, in the case of any Mandatory Tender or any Mandatory Purchase, in each case following delivery of a Final Notice of Purchase with respect to such VRDP Shares.

“Purchase Price” means an amount equal to the Liquidation Preference of any VRDP Shares to be purchased on a Purchase Date, plus any accumulated but unpaid dividends thereon (whether or not earned or declared), if any, to, but excluding, the relevant Purchase Date.

“Related Documents” means this Agreement, the Charter, the Statement, the VRDP Shares, the Fee Agreement, the VRDP Shares Purchase Agreement and the Tender and Paying Agent Agreement.

“Remarketing” means the remarketing of VRDP Shares by the Remarketing Agent on behalf of the Beneficial Owners thereof pursuant to an Optional Tender or on behalf of the Holders thereof pursuant to a Mandatory Tender, as provided in this Agreement and the Statement.

“Remarketing Agent” has the meaning set forth in the preamble hereto.

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“Remarketing Materials” means (i) the Fund’s most recent annual report and, if available, subsequent semi-annual report, which shall be deemed to have been made available upon the electronic availability of any such document on a public website, (ii) the most recent annual and, if available, interim report of the Liquidity Provider, which shall be deemed to have been made available upon the electronic availability of any such document on a public website, (iii) such other publicly available information as the Fund or the Liquidity Provider or the Remarketing Agent, if applicable, may reasonably request from time to time, of the Liquidity Provider, the Fund or the Remarketing Agent, and such other documentation, representations, warranties and certifications as the Fund, the Liquidity Provider or the Remarketing Agent, if applicable, may reasonably request, it being understood that the Fund, the Liquidity Provider or the Remarketing Agent, if applicable, may, in its discretion, determine to deliver to purchasers and prospective purchasers, in connection with the offer and sale of VRDP Shares by the Liquidity Provider, a Remarketing Memorandum, and (iv) such other publicly available information necessary, in the opinion of counsel for the Fund, the Liquidity Provider or the Remarketing Agent, if applicable, to amend or supplement the foregoing materials, in order that the foregoing materials will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time made available to or delivered to a purchaser.

“Remarketing Memorandum” means the Offering Memorandum or any other written communication describing the Fund, the Liquidity Provider and/or the terms of the VRDP Shares and the Purchase Obligation, which has been approved prior to its use by each party hereto in writing for use in connection with Remarketing, which approval shall not be unreasonably withheld or delayed and shall (i) be limited in scope to the Liquidity Provider Information in the case of any such approval by the Liquidity Provider and (ii) exclude the Liquidity Provider Information in the case of any such approval by the Fund.

“Remarketing Notice” has the meaning set forth in Section 2(f).

“Representatives” has the meaning set forth in Section 27.

“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business.

“Securities Act” has the meaning set forth in Section 2(n).

“Securities Depository” means The Depository Trust Company, New York, New York, and any substitute for or successor to such securities depository that shall maintain a book-entry system with respect to the VRDP Shares.

“Special Optional Tender Provisions” has the meaning set forth in Section 2(c)(iv).

“Statement” means the Articles Supplementary Establishing and Fixing the Rights and Preferences of the VRDP Shares, as amended from time to time in accordance with the provisions thereof, as applicable, with respect to the Fund and the VRDP Shares.

“Tender” means either a Mandatory Tender or an Optional Tender, as applicable.

“Tender and Paying Agent” has the meaning set forth in the recitals to this Agreement.

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“Tender and Paying Agent Agreement” means the amended and restated tender and paying agent agreement, dated as of June 16, 2020, by and between the Fund and the Tender and Paying Agent, as amended, modified or supplemented from time to time, or any similar agreement with a successor tender and paying agent.

“Transactions” has the meaning set forth in Section 27.

“VRDP Shares” has the meaning set forth in the recitals to this Agreement.

“VRDP Shares Purchase Agreement” means the VRDP Shares Purchase Agreement, dated as of June 16, 2020, by and between the Liquidity Provider and the Tender and Paying Agent, as amended, modified or supplemented, or any Alternate VRDP Shares Purchase Agreement.

Section 2. Appointment and Obligations of the Remarketing Agent.

(a) The Fund hereby appoints TD Securities (USA) LLC, and TD Securities (USA) LLC hereby accepts such appointment, as the exclusive Remarketing Agent of the VRDP Shares for the purpose of establishing the Applicable Rate on each Rate Determination Date in respect of the VRDP Shares and, in connection with a Tender, Remarketing such VRDP Shares on behalf of the Beneficial Owners or Holders thereof, as applicable, and calculating the Purchase Price therefor, among other things; and performing such other duties as are assigned to the Remarketing Agent in the Statement, all pursuant to the procedures set forth in the Statement and this Agreement.

(b) The Remarketing Agent agrees with respect to the VRDP Shares to:

(i) subject to Section 4 hereof, use its best efforts to remarket tendered VRDP Shares in connection with a Tender, but shall in no way be liable if no purchasers are found, provided it has otherwise performed its obligations as set forth herein;

(ii) establish the Applicable Rate not later than 5:00 p.m., New York City time, on each Rate Determination Date to the nearest one-thousandth (0.001) of one percent per annum for each Subsequent Rate Period; such Applicable Rate being determined by the Remarketing Agent as the lowest rate under then-existing market conditions that in the Remarketing Agent’s sole judgment would result in the VRDP Shares on the first day of the Subsequent Rate Period next succeeding the Rate Determination Date having a market value equal to the Liquidation Preference thereof, plus accumulated but unpaid dividends thereon (whether or not earned or declared); provided, that the Applicable Rate may not exceed the Maximum Rate;

(iii) notify the Fund, the Tender and Paying Agent and the Liquidity Provider of the Applicable Rate by Electronic Means after 5:00 p.m., New York City time, and post the Applicable Rate on Bloomberg, on each Rate Determination Date;

(iv) calculate the Maximum Rate applicable to each Rate Period and notify the Fund and the Tender and Paying Agent of the Maximum Rate by Electronic Means after 5:00 p.m., New York City time, on each Rate Determination Date;

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(v) upon request from the Fund, assist the Fund in establishing the Late Charge (if any), relating to the VRDP Shares;

(vi) calculate the Purchase Price to be paid in connection with a Tender or Mandatory Purchase of VRDP Shares;

(vii) deliver a Remarketing Notice to the Tender and Paying Agent and the Liquidity Provider (and, in the event the Tender and Paying Agent does not perform its obligations under the Tender and Paying Agent Agreement, at the Fund’s direction (and not on behalf of the Tender and Paying Agent), concurrently therewith or as promptly as practicable thereafter, to each Beneficial Owner or Holder tendering VRDP Shares that are the subject of such notice) by Electronic Means not later than 2:00 p.m., New York City time, on the Business Day immediately preceding the related Purchase Date of the number of VRDP Shares that were successfully remarketed and the aggregate Purchase Price of such sold VRDP Shares and the number of VRDP Shares that remain unsold and the aggregate Purchase Price of such unsold VRDP Shares to be paid by the Liquidity Provider;

(viii) upon receipt of a Notice of Revocation, deliver notification by Electronic Means to the Tender and Paying Agent and the Liquidity Provider not later than 2:00 p.m., New York City time, on the Business Day immediately preceding the related Purchase Date, of the number of VRDP Shares specified in each Notice of Revocation that are the subject of an agreement of sale pursuant to a Remarketing;

(ix) allocate any unsold VRDP Shares to satisfy any Notice of Revocation;

(x) provide any other notices to the Fund, the Liquidity Provider and the Tender and Paying Agent as set forth in the Statement;

(xi) record on Schedule I hereto each adjustment, if any, to the Applicable Percentage, the Applicable Spread or the Maximum Rate made in accordance with this Agreement and provide copies thereof by Electronic Means to each of the Fund, the Liquidity Provider and the Tender and Paying Agent;

(xii) make copies of the Contact Notification Form and Cancellation Form (each as defined in the Tender and Paying Agent Agreement) available in connection with Remarketings, as provided in the Tender and Paying Agent Agreement;

(xiii) cause to be delivered to each purchaser, prospective purchaser or agent a copy of the then current Offering Memorandum in connection with each Remarketing;

(xiv) carry out such other duties as are assigned to the Remarketing Agent herein and in the Statement, all in accordance with the provisions hereof and thereof; and

(xv) if the Remarketing Agent and the Liquidity Provider are not affiliates, notify the Liquidity Provider within two Business Days by telephone or Electronic Means, if, at any time, it owns any VRDP Shares;

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(c) The Remarketing Agent acknowledges and agrees to the following procedures in connection with an Optional Tender:

(i) Beneficial Owners may elect to tender their VRDP Shares (in one or more denominations equal to the Liquidation Preference) for purchase at the Purchase Price on the Purchase Date designated in the Notice of Tender (or if such day is not a Business Day, on the next succeeding Business Day) by a proper delivery of a Notice of Tender to the Tender and Paying Agent. Each Notice of Tender shall be irrevocable (except as described below) and effective upon receipt by the Tender and Paying Agent and shall:

(A) be delivered by a Beneficial Owner, directly or through its Agent Member, by email transmission (or if email transmission shall be unavailable, by facsimile transmission), to the Tender and Paying Agent not later than 2:00 p.m., New York City time, on any Business Day;

(B) state the series and the aggregate number of VRDP Shares to be purchased, the CUSIP number of the VRDP Shares to be purchased, and the Purchase Date, and be in substantially the form of and contain such other information specified in the Notice of Tender attached as Exhibit C to the VRDP Shares Purchase Agreement; and

(C) state that the tendering Beneficial Owner acknowledges that such Beneficial Owner is required to deliver the VRDP Shares that are the subject of a Notice of Tender (that has not been duly revoked as described below) on or before 2:00 p.m., New York City time, on the Purchase Date.

(ii) Upon receipt of a Notice of Tender, the Tender and Paying Agent will provide a copy of such notice to the Liquidity Provider and the Remarketing Agent (with a copy to the Fund) as promptly as practicable by Electronic Means, but no later than 4:00 p.m., New York City time, on the date of receipt or deemed receipt. Any Notice of Tender that is delivered to the Tender and Paying Agent by a Beneficial Owner or its Agent Member after 2:00 p.m., New York City time, shall be deemed to have been received by the Tender and Paying Agent on the next succeeding Business Day, and the Purchase Date shall be adjusted such that the Purchase Date shall be the Business Day next succeeding the date specified as the Purchase Date in the Notice of Tender. The Tender and Paying Agent’s determination as to whether a Notice of Tender has been properly delivered shall be conclusive and binding on a Beneficial Owner and its Agent Member.

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(iii) A Beneficial Owner or its Agent Member that delivered a Notice of Tender in connection with an Optional Tender may deliver in writing by email transmission (or if email transmission shall be unavailable, by facsimile transmission) to the Tender and Paying Agent, not later than 10:00 a.m., New York City time, on or prior to the Business Day immediately preceding the Purchase Date, a notice to the effect that such Beneficial Owner wishes to revoke its election to tender some or all of the VRDP Shares that were specified in such Notice of Tender to be purchased (a “Notice of Revocation”). Any Notice of Revocation delivered to the Tender and Paying Agent shall be promptly delivered by Electronic Means by the Tender and Paying Agent to the Liquidity Provider and the Remarketing Agent (with a copy to the Fund) by 12:00 noon, New York City time, on the Business Day immediately preceding the relevant Purchase Date. The Remarketing Agent (following receipt of such Notice of Revocation) shall notify the Tender and Paying Agent and the Liquidity Provider of the number of VRDP Shares specified in such Notice of Revocation that are subject to an agreement of sale pursuant to a Remarketing by Electronic Means not later than 2:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Date. The Tender and Paying Agent shall contact the Remarketing Agent by Electronic Means by 1:45 p.m., New York City time, if such notification has not been received by such time. The Tender and Paying Agent shall deliver such notification to the Beneficial Owner or its Agent Member promptly following receipt from the Remarketing Agent, and in any event by 4:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Date. Any such Notice of Revocation shall be effective (without further action on the part of the Beneficial Owner or its Agent Member) as a revocation of the Optional Tender of the number of VRDP Shares specified therein as being sought to be revoked, but (except as set forth below) only if and to the extent that the Remarketing Agent has not entered into an agreement to sell such VRDP Shares. A Notice of Revocation shall be effective as to the number of VRDP Shares specified therein as having been revoked less the number of such VRDP Shares in respect of which the Remarketing Agent has so notified the Tender and Paying Agent and the Liquidity Provider that it has entered into an agreement of sale. Notwithstanding the foregoing, tendered VRDP Shares, if any, that remain unsold on the related Purchase Date shall be allocated by the Remarketing Agent to each Notice of Revocation received in respect of VRDP Shares tendered for purchase on such Purchase Date and not already satisfied in the chronological order in which each such Notice of Revocation was received by the Tender and Paying Agent, and each such Notice of Revocation shall be effective only to the extent of such allocation and availability of unsold VRDP Shares.

(iv) In connection with any Special Rate Period designated pursuant to the Statement, the Board, without the vote or consent of any Holder of VRDP Shares but with prior written consent of the Liquidity Provider, in the Notice of Special Rate Period relating to the VRDP Shares, as delivered to the Remarketing Agent and the Liquidity Provider, may provide for optional tender provisions relating solely to such Special Rate Period (“Special Optional Tender Provisions”) whereby the minimum number of days’ notice required for an Optional Tender may exceed seven days as specified in the Special Optional Tender Provisions for such Special Rate Period.

(d) The Remarketing Agent acknowledges and agrees to the following procedures in connection with a Mandatory Tender:

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(i) VRDP Shares are subject to Mandatory Tender upon the occurrence of a Mandatory Tender Event. So long as the VRDP Shares are in book-entry form and held through the Securities Depository, any Mandatory Tender will be effected automatically through the book-entry system of the Securities Depository, without any action required on the part of Holders or Beneficial Owners. Promptly following the occurrence of a Mandatory Tender Event, and in any event within three (3) Business Days thereafter, the Fund, or the Tender and Paying Agent at the direction of the Fund (provided, that the Tender and Paying Agent may require up to two (2) Business Days prior notification by Electronic Means by the Fund), shall provide a Mandatory Tender Notice by Electronic Means to Holders, the Remarketing Agent and the Liquidity Provider, specifying a Purchase Date for all Outstanding VRDP Shares. Any notice given in respect of a Mandatory Tender under the Statement will be conclusively presumed to have been duly given, whether or not the Holders receive such notice.

(ii) Upon the occurrence of a Mandatory Tender Event, all Outstanding VRDP Shares automatically shall be subject to Mandatory Tender and delivered to the Tender and Paying Agent for purchase on the designated Purchase Date by purchasers in the Remarketing in the event of a successful Remarketing or otherwise by the Liquidity Provider, including any VRDP Shares previously tendered pursuant to an Optional Tender for which the Purchase Date has not yet occurred. In the event that VRDP Shares are issued in certificated form outside of the book entry system of the Securities Depository and a Holder of VRDP Shares fails to deliver such VRDP Shares to which a Mandatory Tender relates on or prior to the Purchase Date, the Holder of such VRDP Shares shall not be entitled to any payment (including any accumulated but unpaid dividends thereon, whether or not earned or declared) other than the Purchase Price of such undelivered VRDP Shares as of the scheduled Purchase Date. Any such undelivered VRDP Shares will be deemed to be delivered to the Tender and Paying Agent, and the Tender and Paying Agent will place stop-transfer orders against the undelivered VRDP Shares. Any moneys held by the Tender and Paying Agent for the purchase of undelivered VRDP Shares will be held in a separate account by the Tender and Paying Agent, will not be invested, and will be held for the exclusive benefit of the Holder of such undelivered VRDP Shares. The undelivered VRDP Shares will be deemed to be no longer Outstanding (except as to entitlement to payment of the Purchase Price), and the Fund will issue to the purchaser replacement VRDP Shares certificates in lieu of such undelivered VRDP Shares.

(e) It is further understood and agreed by and between the parties that, in connection with any attempted Remarketing, all tendered VRDP Shares shall be remarketed at the Purchase Price of such VRDP Shares. The calculation of the Purchase Price of the VRDP Shares that are remarketed or purchased by the Liquidity Provider shall be made by the Remarketing Agent in advance of such Remarketing or purchase and, together with the details of the aggregate number and Purchase Price of remarketed VRDP Shares and the aggregate number and Purchase Price of VRDP Shares to be purchased by the Liquidity Provider pursuant to the Purchase Obligation, shall be communicated by the Remarketing Agent to the Fund, the Liquidity Provider and the Tender and Paying Agent by Electronic Means by 2:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Date, as described below. The proceeds of any sale of any remarketed VRDP Shares by the Remarketing Agent relating to tendered VRDP Shares will be used by the Tender and Paying Agent for the purchase of the tendered VRDP Shares at the Purchase Price, and the terms of the sale will provide for the wire transfer of such Purchase Price by the Remarketing Agent to be received by the Tender and Paying Agent no later than 11:00 a.m., New York City time, on the related Purchase Date for payment to the Agent Member of the Beneficial Owner, in the case of an Optional Tender, or Holder, in the case of a Mandatory Tender, tendering VRDP Shares for sale through the Securities Depository in immediately available funds against delivery of the tendered VRDP Shares to the Tender and Paying Agent through the Securities Depository, the delivery of such VRDP Shares to the Tender and Paying Agent through the Securities Depository no later than 2:00 p.m., New York City time, on the related Purchase Date, and the re-delivery of such VRDP Shares by means of “FREE” delivery through the Securities Depository to the Remarketing Agent for delivery to the purchaser’s Agent Member through the Securities Depository by 3:00 p.m., New York City time, on the related Purchase Date.

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(f) The Remarketing Agent acknowledges and agrees that, by 2:00 p.m., New York City time, on the Business Day immediately preceding each Purchase Date, the Remarketing Agent shall deliver a notice, in the form attached as Annex I hereto, to the Tender and Paying Agent and the Liquidity Provider (and, at the direction of the Fund, concurrently therewith or as promptly as practicable thereafter, to each Beneficial Owner or Holder tendering VRDP Shares that are the subject of such notice) (a “Remarketing Notice”), by Electronic Means, that sets forth the number of VRDP Shares, if any, that it successfully remarketed for purchase on such Purchase Date and the aggregate Purchase Price of such sold VRDP Shares and the number of VRDP Shares, if any, not successfully remarketed for purchase on such Purchase Date and the aggregate Purchase Price of such unsold VRDP Shares to be paid by the Liquidity Provider. If the Remarketing Notice states that the Remarketing Agent has not successfully remarketed all of the VRDP Shares to be purchased on such Purchase Date, the Tender and Paying Agent shall promptly, and in any event not later than 4:00 p.m., New York City time, on such Business Day, deliver by Electronic Means to the Liquidity Provider (with a copy to the Fund) a Preliminary Notice of Purchase that, subject to delivery of the Final Notice of Purchase on the Purchase Date described below, provides for the purchase by the Liquidity Provider of the number of such VRDP Shares that the Remarketing Agent stated in the Remarketing Notice as not having been successfully remarketed, including the aggregate Purchase Price of such VRDP Shares, as calculated by the Remarketing Agent. If the Remarketing Notice states that the Remarketing Agent has not successfully remarketed all of the VRDP Shares to be purchased on such Purchase Date (or if proceeds from a Remarketing of any tendered VRDP Shares have not been received for any reason by the Tender and Paying Agent by 11:00 a.m., New York City time, on the Purchase Date), the Tender and Paying Agent shall deliver by Electronic Means to the Liquidity Provider (with a copy to the Fund) by 12:00 noon, New York City time, on such Purchase Date a Final Notice of Purchase that states the number of VRDP Shares required to be purchased by the Liquidity Provider. For purposes of the Final Notice of Purchase, any tendered VRDP Shares for which proceeds from a Remarketing have not been received for any reason by the Tender and Paying Agent by 11:00 a.m., New York City time, on the Purchase Date (other than VRDP Shares owned by the Remarketing Agent or Liquidity Provider and tendered for Remarketing), shall be treated as not having been successfully remarketed and will be required to be purchased by the Liquidity Provider. Except for manifest error, the payment obligation of the Liquidity Provider will equal the Purchase Price of the VRDP Shares stated in the Final Notice of Purchase delivered to the Liquidity Provider, as being required to be purchased by the Liquidity Provider.

With respect to the Remarketing Agent’s responsibilities, but without affecting the Tender and Paying Agent’s role as intermediary, the Remarketing Agent hereby agrees that it shall remarket tendered VRDP Shares only to Persons that also are registered investment companies under the 1940 Act (each, a “RIC”). VRDP Shares owned by the Liquidity Provider or the Remarketing Agent may be sold to any Person that is not a RIC (a “Non-RIC”) through a Remarketing or otherwise with the prior consent of the Fund; provided, that such prior consent shall not be required if such VRDP Shares are sold (i) to an affiliate of the Liquidity Provider or Remarketing Agent or (ii) in connection with a repurchase financing transaction. For purposes of the preceding sentence, the Fund’s prior consent shall not be unreasonably withheld or delayed with respect to sales to (1) a tender option bond trust (all of the investors in which are RICs, banks, insurance companies or any companies that are included in the S&P 500 Index (or a direct or indirect wholly-owned subsidiary thereof)) or (2) to any bank, insurance company or any company that is included in the S&P 500 Index (or a direct or indirect wholly-owned subsidiary thereof); provided, that with respect to any other purchaser, any consent withheld by the Fund because of the identity of such purchaser shall not be deemed unreasonable.

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(g) Except as otherwise expressly provided for herein, the purchase and delivery of tendered VRDP Shares and their Remarketing will be accomplished in accordance with the applicable procedures of the Securities Depository.

(h) At any time that no Purchase Obligation is in effect (or with respect to a Remarketing of VRDP Shares held by the Liquidity Provider as to which any then-effective Purchase Obligation by a successor liquidity provider is inapplicable), any VRDP Shares unsold in a Remarketing will be returned to the relevant tendering Beneficial Owners or their Agent Members, or the relevant tendering Holders, as the case may be, by the Tender and Paying Agent.

(i) In connection with the allocation of VRDP Shares tendered for Remarketing by the Liquidity Provider and any other Holder or Beneficial Owner of VRDP Shares in any Remarketing, the Remarketing Agent shall allocate those VRDP Shares previously acquired by the Liquidity Provider pursuant to its Purchase Obligation first to any purchasers in a Remarketing (such allocation coming first from those VRDP Shares acquired earliest by the Liquidity Provider).

(j) The Remarketing Agent agrees that if, at any time, either Moody’s, Fitch, S&P or any Other Rating Agency shall not make available a rating for the VRDP Shares required for the Remarketing Agent to calculate any Maximum Rate, or if all of Moody’s, Fitch and S&P shall not make available such a rating, the Fund shall select, with the prior written consent of the Liquidity Provider, one or more Other Rating Agencies for such purpose.

(k) The Remarketing Agent shall use commercially reasonable efforts to meet the timing requirements set forth above. Subject to Section 4(h) hereof, the Remarketing Agent may, in its sole discretion, modify the settlement procedures set forth above with respect to any Remarketing upon ten (10) days’ prior written notice to the Fund, the Liquidity Provider and the Tender and Paying Agent, provided any such modification does not adversely affect the Holders, the Beneficial Owners, the Tender and Paying Agent, the Liquidity Provider or the Fund.

(l) If the Remarketing Agent in its sole discretion decides to purchase unsold VRDP Shares for its own account, on each Purchase Date, the Remarketing Agent will settle such purchase delivery against payment of the Purchase Price for such VRDP Shares to be received by the Tender and Paying Agent by 11:00 a.m., New York City time, on such Purchase Date. The Remarketing Agent is not obligated to purchase any VRDP Shares that would otherwise remain unsold in a Remarketing.

(m) It is expressly understood and agreed by the parties hereto that VRDP Shares as to which the Remarketing Agent is the Beneficial Owner may be held by the Remarketing Agent for its own account or for the account of others, and may be remarketed or otherwise sold by the Remarketing Agent, subject to the restrictions on sales to Non-RICs set forth in Section 2(f). The Remarketing Agent may sell VRDP Shares for its own account outside of a Remarketing at a price other than the Purchase Price, subject to the restrictions on sales to Non-RICs set forth in Section 2(f).

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(n) The Remarketing Agent shall remarket or otherwise offer and sell the VRDP Shares only to Persons that it reasonably believes are “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), in transactions meeting the requirements of Rule 144A.

(o) The provisions contained in the Statement concerning Special Rate Periods and the notification of a Special Rate Period shall be followed by the Fund and, to the extent applicable, the Remarketing Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

(p) Whenever the Fund intends to include any net capital gains or other taxable income in any dividend on VRDP Shares, the Fund shall notify the Remarketing Agent and Tender and Paying Agent of the amount to be so included (i) not later than 14 calendar days preceding the first Rate Determination Date on which the Applicable Rate for such dividend is to be established, and (ii) for any immediately following Rate Determination Date on which the Applicable Rate for such dividend is to be established, not later than the close of business on the immediately preceding Rate Determination Date. Whenever such advance notice is received from the Fund, the Tender and Paying Agent will notify each Holder and the Remarketing Agent shall promptly notify each potential Beneficial Owner or its Agent Member after receipt of such advance notice by the Remarketing Agent.

(q) The Remarketing Agent acknowledges and agrees that, unless the Liquidity Provider notifies the Remarketing Agent of its intention to sell such VRDP Shares outside of a Remarketing pursuant to Section 2.03 of the Fee Agreement, any VRDP Shares held by the Liquidity Provider shall be deemed to have been tendered for Remarketing pursuant to an Optional Tender on each Business Day immediately following the acquisition of such VRDP Shares by the Liquidity Provider, and any required notice shall be deemed to have been properly given in a timely manner.

(r) (i) The Fund and the Remarketing Agent agree that the Fund, with the prior written consent of the Liquidity Provider and after consultation with the Remarketing Agent, (A) may adjust the Applicable Percentage and the Applicable Spread upward (and if previously adjusted upward, subsequently downward), provided, that, notwithstanding any provision to the contrary in this Agreement, the Maximum Rate is equal to or higher than the rates determined as set forth in the Statement, and immediately following any such increase, the Fund would be in compliance with the Minimum VRDP Shares Asset Coverage and the VRDP Shares Basic Maintenance Amount in the Rating Agency Guidelines of the NRSRO or NRSROs then rating the VRDP Shares at the request of the Fund and (B) in the event of Special Rate Periods of greater than 364 days, may adjust the Maximum Rate upward, provided, that, notwithstanding any provision to the contrary in this Agreement, immediately following any such increase, the Fund would be in compliance with the Minimum VRDP Shares Asset Coverage and the VRDP Shares Basic Maintenance Amount in the Rating Agency Guidelines of the NRSRO or NRSROs then rating the VRDP Shares at the request of the Fund.

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(ii) Notwithstanding any provision to the contrary in this Agreement, in no event shall the Maximum Rate exceed 15%; provided, however, that in the event the Fund has given notification prior to the Applicable Rate Determination for the Rate Period pursuant to the Statement that any ordinary income or capital gains will be included in the dividend on VRDP Shares for that Rate Period, the Maximum Rate shall not exceed 15% divided by the quantity one (1) minus (i) the maximum marginal regular federal personal income tax rate applicable to ordinary income or net capital gains (as applicable) each expressed as a decimal applicable to ordinary income or net capital gains (as applicable), or (ii) the maximum marginal regular federal corporate income tax rate applicable to ordinary income or net capital gains (as applicable), each expressed as a decimal applicable to ordinary income or net capital gains (as applicable), whichever is greater and determined on a weighted average basis in respect of the relative amounts of ordinary income and net capital gains.

(iii) Upon each adjustment to the Applicable Percentage, the Applicable Spread or the Maximum Rate made in accordance with subsection (r)(i) above, the Remarketing Agent shall record promptly on Schedule I to this Agreement each such adjustment, if any, and thereupon provide copies of the updated Schedule I by Electronic Means to each of the Fund, the Liquidity Provider and the Tender and Paying Agent.

Section 3. [Reserved]

Section 4. Representations, Warranties and Covenants of the Remarketing Agent and the Fund.

(a) The Remarketing Agent hereby represents and warrants to, and agrees with, the Fund that it shall, subject to Section 2(m), remarket or otherwise offer and sell the VRDP Shares only to Persons that it reasonably believes are “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions meeting the requirements of Rule 144A and in accordance with the information as set forth in Schedule II herein.

(b) The Remarketing Agent hereby represents and warrants to, and agrees with, the Fund in connection with each Remarketing that no form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) has been or will be used by the Remarketing Agent or any of its representatives in connection with a Remarketing of VRDP Shares, including, but not limited to, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(c) The Fund represents and warrants to, and agrees with, the Remarketing Agent that the VRDP Shares are not of the same class (within the meaning of Rule 144A under the Securities Act) as securities which are listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or quoted in a U.S. automated inter-dealer quotation system.

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(d) The Fund represents and warrants to, and agrees with, the Remarketing Agent as of the date hereof, and as of each Purchase Date, that (i) the Fund has made all the filings with the United States Securities and Exchange Commission (the “Commission”) that are required to be made under the 1940 Act, and the rules and regulations thereunder (the “1940 Act Regulations”) (collectively, the “1940 Act Documents”), (ii) each 1940 Act Document complies in all material respects with the requirements of the 1940 Act and the 1940 Act Regulations, and each 1940 Act Document did not at the time of filing with the Commission include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made when taken as a whole, not misleading and (iii) as of each Rate Determination Date after the date hereof, the applicable Remarketing Materials (as defined in Section 8), as amended or supplemented, including any 1940 Act Document filed on or prior to such Purchase Date (or, if applicable, by any document filed pursuant to the Securities Act and the rules and regulations thereunder), but excluding any Liquidity Provider Information (as defined in Section 10), will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made when taken as a whole, not misleading.

(e) The Fund represents, warrants and covenants with the Remarketing Agent that (a) neither it nor any Person acting on its behalf has or will directly or indirectly, make offers or sales of any security (as defined in the Securities Act) under circumstances that would require the registration of the VRDP Shares under the Securities Act, (b) it shall not, and shall not permit its affiliates (as defined in Rule 501(b) under the Securities Act) to, make any offer or sale of securities of the Fund of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would, with respect to the VRDP Shares, render invalid the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof or by Rule 144A thereunder or otherwise, and (c) if at any time the Fund is not furnishing information to the Commission pursuant to the 1940 Act and/or the 1940 Act Regulations to satisfy its filing requirements pursuant to Section 13 or 15(d) of the Exchange Act, in order to preserve the exemption for resales and transfers under Rule 144A, the Fund shall furnish, or cause to be furnished, to holders of VRDP Shares and prospective purchasers of VRDP Shares, upon request and for the benefit of holders from time to time of VRDP Shares, information with respect to the Fund satisfying the requirements of subsection (d)(4) of Rule 144A.

(f) It is expressly understood and agreed by the parties hereto that the Remarketing Agent’s obligation to remarket VRDP Shares shall extend to and include any VRDP Shares tendered or deemed tendered by the Liquidity Provider as the Beneficial Owner (whether the Liquidity Provider acquired such VRDP Shares pursuant to its Purchase Obligation under the VRDP Shares Purchase Agreement or otherwise).

(g) The Fund agrees to notify the Remarketing Agent as soon as practicable after a Failure to Deposit.

(h) Without the prior written consent of the Liquidity Provider (such consent not to be unreasonably withheld), the Remarketing Agent shall not modify the settlement procedures as set forth in Section 2 of Part II of the Statement as described in Section 2(d) thereof insofar as they affect settlement with the Liquidity Provider.

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Section 5. Fees and Expenses. Except as provided in the succeeding sentence, the Fund shall pay to the Remarketing Agent a monthly fee, payable in arrears in respect of a calendar month, for each VRDP Share Outstanding on the first calendar day of the immediately preceding calendar month, in an amount, equal to (a) the product of 0.05% of 101.85% of the Liquidation Preference for such VRDP Share and (ii) the actual number of days from and including such first calendar day of the immediately preceding calendar month to and including the last calendar day of such immediately preceding month, or if applicable, the date of any prior redemption of such VRDP Share (as the case may be) divided by (b) 365. The fee for the period from and including the Effective Date to and including June 30, 2020 shall be paid on July 15, 2020, provided that the day count for such fee calculation pursuant to clause (a)(ii) of the immediately preceding sentence for such payment on July 15, 2020 shall be 6 days and the fee shall be calculated in respect of each VRDP Share Outstanding on the Effective Date instead of the first calendar day of the immediately preceding month.

Section 6. Resignation, Suspension and Removal of the Remarketing Agent.

(a) The Remarketing Agent may resign and be discharged from its duties and obligations hereunder with respect to the VRDP Shares by giving 90 days’ prior written notice to the Fund, the Securities Depository, the Tender and Paying Agent and the Liquidity Provider pursuant to Section 25 of this Agreement and by Electronic Means. Notwithstanding the foregoing, so long as the Purchase Obligation is in effect, following notice of a Mandatory Tender Event, the Remarketing Agent may not terminate this Agreement or resign until after the purchase of the VRDP Shares required to be made on the related Purchase Date.

(b) The Fund, with the prior written consent of the Liquidity Provider (such consent not to be unreasonably withheld), may remove the Remarketing Agent with respect to the VRDP Shares by giving at least 60 days’ prior written notice to the Remarketing Agent, the Tender and Paying Agent, if any, and the Liquidity Provider; provided, however, that no such removal shall become effective for an additional 30 days unless the Fund shall have appointed, with the prior written consent of the Liquidity Provider (such consent not to be unreasonably withheld), at least one nationally recognized securities dealer with experience in remarketing variable rate securities as a successor Remarketing Agent for the VRDP Shares and the successor Remarketing Agent shall have entered into a remarketing agreement with the Fund, in form and substance satisfactory to the Fund, in which it shall have agreed to, among other duties, conduct Remarketings in respect of VRDP Shares and determine the Applicable Rate on each Rate Determination Date for the VRDP Shares in accordance with the terms and conditions of the Statement; provided, further, however, that if the Liquidity Provider is an affiliate of the Remarketing Agent, the Remarketing Agent may not be removed unless the Liquidity Provider consents to such removal or the successor Remarketing Agent agrees to purchase any VRDP Shares owned by the Remarketing Agent as of the effective date of such removal at a purchase price equal to the Liquidation Preference thereof plus accumulated but unpaid dividends thereon (whether or not earned or declared) to the effective date of such removal.

In each of the occurrences described in clause (a) or (b), the Fund shall use its best efforts to appoint a successor Remarketing Agent for such VRDP Shares and enter into a remarketing agreement with such person as soon as reasonably practicable.

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Section 7. Dealing in the VRDP Shares.

(a) The Remarketing Agent in its sole discretion may purchase for its own account VRDP Shares in a Remarketing; however, the Remarketing Agent shall not be obligated to purchase any VRDP Shares that would otherwise remain unsold in a Remarketing. None of the Fund, the Tender and Paying Agent nor the Remarketing Agent shall be obligated in any case to provide funds to make payment to a Beneficial Owner or its Agent Member or a Holder upon such Beneficial Owner’s or Holder’s tender of its VRDP Shares in a Remarketing unless, in each case, such VRDP Shares were acquired for the account of the Fund, the Tender and Paying Agent or the Remarketing Agent, as applicable. The Remarketing Agent may exercise any vote or join in any action which any Holder of VRDP Shares may be entitled to exercise or take pursuant to the Statement with like effect as if it did not act in any capacity hereunder. The Remarketing Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Fund as freely as if it did not act in any capacity hereunder.

(b) The Fund acknowledges and agrees, whether or not the Remarketing Agent or any affiliate thereof has advised or is currently advising the Fund on other matters, that in connection with the remarketing of the VRDP Shares and any other duties or obligations of the Remarketing Agent pursuant to and/or as set forth in this Agreement: (a) the Remarketing Agent is not an advisor (including, without limitation, a Municipal Advisor (as such term is defined in Section 975(e) of the Dodd-Frank Wall Street Reform and Consumer Protection Act), an “advisor”) of, and owes no fiduciary duty to, the Fund or any other person, (b) the Remarketing Agent’s duties and obligations to the Fund shall be limited to those contractual duties and obligations expressly set forth in this Agreement and the Statement, and (c) the Fund has consulted with those independent legal, financial and any other advisors to the extent it deemed appropriate in connection with any questions or other issues it might have relating to the remarketing of the VRDP Shares.

Section 8. Information.

(a) The Fund agrees to furnish to the Remarketing Agent: (i) copies of the Offering Memorandum and the Statement and its bylaws and any amendment thereto and each report or other document mailed or made available to Holders (including annual reports to shareholders) or filed by the Fund with the Commission (including any documents incorporated therein by reference); (ii) notice of the creation of any subsidiary by the Fund; (iii) notice of the purchase of VRDP Shares by a subsidiary or affiliate of the Fund as soon as the Fund shall become aware of such purchase; (iv) notice of any change (including being put on Credit Watch or Watchlist), suspension or termination in or any change of any NRSRO then rating the VRDP Shares or any change of a NRSRO rating the VRDP Shares as promptly as practicable upon the occurrence thereof or of the occurrence of any of the events set forth in clause (b)(i), (b)(ii) or (b)(iii) of Section 9 hereof (with the occurrence of any of the events described in clause (b)(iii) to be determined without regard to the opinion of the Remarketing Agent referred to therein); and (v) in connection with a Remarketing, the Offering Memorandum and such other publicly available remarketing information (including the Remarketing Materials) as the Remarketing Agent may reasonably request from time to time, including but not limited to the financial condition of the Fund. The Fund agrees to provide the Remarketing Agent with as many copies of the foregoing materials and publicly available information as the Remarketing Agent may reasonably request for use in connection with any Remarketing of VRDP Shares and consents to the use thereof for such purpose.

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(b) If at any time during the term of this Agreement any event or condition known to the Fund relating to or affecting the Fund or the VRDP Shares shall occur which causes any of the Remarketing Materials (other than the Liquidity Provider Information (as defined below) so long as the Liquidity Provider is an affiliate of the Remarketing Agent) or any other materials or information made publicly available by the Fund to include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made when taken as a whole, not misleading, the Fund shall promptly notify the Remarketing Agent in writing of the circumstances and details of such event or condition and the Fund shall promptly prepare or cause to be prepared and delivered to the Remarketing Agent, at the Fund’s expense, a supplement or amendment to the Remarketing Materials describing the circumstances and details of such event or condition.

Section 9. Conditions to Obligations of the Remarketing Agent. The obligations of the Remarketing Agent with respect to VRDP Shares under this Agreement have been undertaken in reliance on, and shall be subject to: (a) the due performance in all material respects by the Fund of its obligations and agreements as set forth in this Agreement (including Sections 4(d) and 8(b) hereof); and (b) the non-occurrence of any of the following events: (i) the rating of the VRDP Shares or the Liquidity Provider shall have been downgraded or withdrawn by any NRSRO after the date hereof, the effect of which, in the reasonable opinion of the Remarketing Agent, is to affect materially and adversely the market price of the VRDP Shares or the Remarketing Agent’s ability to remarket the VRDP Shares; (ii) all of the VRDP Shares shall have been redeemed by the Fund and redemption proceeds have been paid to the relevant Holders; or (iii) without the prior written consent of the Remarketing Agent, the Statement, the Charter, or the Tender and Paying Agent Agreement, shall either not be in full force and effect or have been amended in any manner that in the reasonable opinion of the Remarketing Agent materially adversely changes the nature of the VRDP Shares or the remarketing procedures; (iv) legislation, or a decision by a court of the United States shall be rendered, or stop order, ruling, regulation or official statement by, or on behalf of, the Commission or other governmental agency having jurisdiction of the subject matter shall be made, to the effect that the offering or sale of the VRDP Shares is or would be in violation of any provision of the Securities Act as then in effect, or the Exchange Act as then in effect, or with the purpose or effect of otherwise prohibiting the offering or sale of the VRDP Shares, as contemplated hereby, without registration under the Securities Act; (v) any legislation, resolution, ordinance, rule or regulation shall be enacted by any governmental body, department or agency of the United States or the State of New York, or a decision by any court of competent jurisdiction within the United States or the State of New York shall be rendered, which, in the Remarketing Agent’s reasonable opinion, materially adversely affects the marketability of the VRDP Shares; (vi) additional material restrictions not in force as of the date hereof shall have been imposed upon trading in securities generally by any governmental authority or by any national securities exchange, which, in the Remarketing Agent’s reasonable opinion, would cause the performance of the Remarketing Agent’s obligations hereunder to violate applicable law; (vii) any litigation shall be instituted and be outstanding to restrain or enjoin the sale or remarketing of the VRDP Shares or in any way protesting or affecting any authority for or the validity of the VRDP Shares or this Agreement, or the existence or powers of the Fund or the Liquidity Provider to perform, as applicable, its obligations hereunder or under the VRDP Shares Purchase Agreement; (viii) a general banking moratorium has been declared by federal or New York authorities having jurisdiction, a material disruption in commercial banking or securities settlement or clearance services or a force majeure event shall have occurred which in the reasonable opinion of the Remarketing Agent materially adversely affects the settlement or clearance of the VRDP Shares; or (ix) a material misstatement or omission in the Remarketing Materials, except for any Liquidity Provider Information, so long as the Liquidity Provider is an affiliate of the Remarketing Agent, has occurred, so that it is not advisable, in the reasonable judgment of the Remarketing Agent, to attempt to remarket the VRDP Shares, provided that the Remarketing Agent, upon identifying any such material misstatement or omission in the Remarketing Materials, shall promptly notify the Fund. In the event of the failure of any such conditions with respect to VRDP Shares, the Remarketing Agent may terminate its obligations under this Agreement with respect to VRDP Shares as provided in Section 11(b). Notwithstanding the foregoing, so long as the Purchase Obligation is in effect, following notice of a Mandatory Tender Event, the foregoing conditions shall not apply and the Remarketing Agent may not terminate this Agreement or resign until after the purchase of the VRDP Shares required to be made on the related Purchase Date provided that the Remarketing Agent shall not be required to perform its obligations hereunder or under any other Related Document if, in the opinion of a nationally recognized outside counsel selected by the Remarketing Agent reasonably acceptable to the Fund and its investment advisor, such performance would violate any applicable laws.

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Section 10. Indemnification.

(a) The Fund agrees to indemnify and hold harmless the Remarketing Agent and its respective officers, directors and employees (collectively, the “Indemnified Persons” and individually, an “Indemnified Person”) from and against any losses, claims, damages or liabilities to which any Indemnified Person may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any of the Remarketing Materials or the Offering Memorandum or the omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading (except with respect to the Liquidity Provider Information, so long as the Liquidity Provider is an affiliate of the Remarketing Agent), or information provided by the Remarketing Agent specifically for use therein), or arise out of, or are based upon, any violation by the Fund of, or any failure by the Fund to perform, any of its obligations under, this Agreement. The Fund agrees to promptly reimburse each Indemnified Person for any legal or other expenses reasonably incurred by such Indemnified Person in investigating, defending or preparing to defend any such action or claim; provided, however, that the Fund shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of the use by the Remarketing Agent of any information that is not contained in the Remarketing Materials. The indemnity agreement in this paragraph shall be in addition to any liability or obligation which the Fund may otherwise have to any Indemnified Person and shall extend upon the same terms and conditions to each person, if any, who controls the Remarketing Agent within the meaning of the Exchange Act. “Liquidity Provider Information” shall mean the (i) information under the captions “Summary - Liquidity Provider” and “Liquidity Provider’’ in the Offering Memorandum and (ii) any information in the Remarketing Materials under the caption “Liquidity Provider”, which in each case has been furnished in writing by the Liquidity Provider or its affiliates for inclusion therein (including without limitation through incorporation by reference).

(b) The Fund agrees to indemnify and hold harmless the Indemnified Persons from and against every loss, liability or expense, including without limitation, damages, fines, suits, actions, demands, costs, out-of-pocket expenses, and reasonable legal fees and expenses (collectively, “Losses”), that may be imposed on, incurred by, or asserted against, any Indemnified Person for or in respect of its (1) execution and delivery of this Agreement, (2) compliance or attempted compliance with or reliance upon any instruction or other direction upon which the Remarketing Agent is authorized to rely pursuant to the terms of this Agreement and (3) performance under this Agreement, except to the extent that the Loss resulted from such Indemnified Person’s gross negligence, willful misconduct, bad faith, violations of law, violations of the terms and conditions of this Agreement or the failure of the Remarketing Agent to have the authority to execute, deliver or perform this Agreement. For the avoidance of doubt, the Fund agrees to indemnify and hold harmless the Indemnified Persons from and against any and all Losses that may be imposed on, incurred by, or asserted against, any Indemnified Person for or in respect of the failure of the Remarketing Agent to deliver Remarketing Materials during the course of a Remarketing, if such failure is due to the failure by the Fund to provide to the Remarketing Agent such Remarketing Materials for delivery (regardless of whether the Remarketing Agent has requested such Remarketing Materials), notwithstanding that such failure by the Remarketing Agent to deliver Remarketing Materials during the course of a Remarketing could be deemed a violation of law by an Indemnified Person. The indemnity agreement in this paragraph shall be in addition to any liability or obligation which the Fund may otherwise have to any Indemnified Person.

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(c) Each Indemnified Person shall give notice as promptly as reasonably practicable to the Fund (the “Indemnifying Person”) of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Persons shall not relieve the Indemnifying Person from any liability which it may have otherwise than on account of this indemnity agreement. No settlement or compromise of any such action shall be made without the consent of the Indemnifying Person, which consent shall not be unreasonably withheld.

(d) In case any such action is brought against any Indemnified Person, and it notifies the Indemnifying Person from which it seeks indemnification of the commencement thereof, the Indemnifying Person will be entitled to participate in, and, to the extent that it may wish, to assume the defense thereof so long as its interests are not adverse to those of the Indemnified Person, with counsel reasonably satisfactory to such Indemnified Person, and after notice from the Indemnifying Person to such Indemnified Person of its election to assume the defense thereof, the Indemnifying Person will not be liable to such Indemnified Person under this Section 10 for any legal or other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof other than reasonable costs of investigation. Upon assumption by the Indemnifying Person of the defense of any such action or proceeding, the Indemnified Person shall have the right to participate in such action or proceeding and to retain its own counsel but the Indemnifying Person shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Person in connection with the defense thereof unless (i) the Indemnifying Person has agreed to pay such fees and expenses, (ii) the Indemnifying Person shall have failed to employ counsel reasonably satisfactory to the Indemnified Person in a timely manner, or (iii) the Indemnified Person shall have been advised by counsel that there are actual or potential conflicting interests between the Indemnifying Person and the Indemnified Person, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the Fund. If the Indemnifying Person elects not to assume the defense of any such suit, it will reimburse the Indemnified Persons for the reasonable fees and expenses of any counsel retained by them. In the event that the parties to any such action (including impleaded parties) include the Indemnifying Person and one or more Indemnified Persons, and one or more Indemnified Persons shall have been advised by counsel reasonably satisfactory to the Indemnifying Person that there may be one or more legal defenses available to any of the Indemnified Persons, which are different from, additional to, or in conflict with those available to the Indemnifying Person, the Indemnifying Person will reimburse the Indemnified Persons for the reasonable fees and expenses of any counsel retained by the Indemnified Persons (it being understood that the Indemnifying Person shall not, in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (plus local counsel) for all Indemnified Persons, which firm shall be designated by the Indemnified Persons, the Remarketing Agent or the Indemnifying Person, as the case may be). The Indemnifying Person agrees promptly to notify each Indemnified Person of the commencement of any litigation or proceedings against it in connection with the remarketing of the VRDP Shares. The Indemnifying Person shall not consent to the terms of any compromise or settlement of any action against an Indemnified Person and defended by the Indemnifying Person in accordance with the foregoing without the prior consent of the Indemnified Person. The Indemnifying Person shall not be liable under this Section 10 for the amount of any compromise or settlement of any action unless such compromise or settlement has been approved in writing by the Indemnifying Person, which approval shall not be unreasonably withheld.

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(e) If the indemnification provided for in subparagraph (a) of this Section 10 is unavailable, because of limitations imposed by securities laws or for any other reason, to a party that would otherwise have been an Indemnified Person under subparagraph (a) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then the party that would have been an Indemnifying Person thereunder shall, in lieu of indemnifying such Indemnified Person, contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion so that the Remarketing Agent is responsible for that portion represented by the percentage that the Remarketing Agent’s fee (calculated for a one year period) with respect to the relevant remarketing bears to the aggregate principal amount of the VRDP Shares being remarketed but will not exceed the amount of such fee (calculated for a one year period) and the Fund is responsible for the balance; provided, however, that no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages or liabilities (or actions in respect thereon referred to above in this subparagraph (e)) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claims (which shall be limited as provided in this subparagraph (e) above if the Indemnifying Person has assumed the defense of any such action in accordance with the provisions thereof).

(f) The indemnity agreements contained in clauses (a), (b) and (c) of this Section 10 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Remarketing Agent, and shall survive the termination or cancellation of this Agreement and the remarketing of any VRDP Shares hereunder.

(g) The parties hereto acknowledge and agree that funds paid by the Liquidity Provider pursuant to the VRDP Shares Purchase Agreement are not subject to claims for indemnification made against the Fund under Section 10(a) or 10(b) of this Agreement.

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Section 11. Termination of VRDP Shares Remarketing Agreement.

(a) This Agreement shall terminate as to the Remarketing Agent and its obligations hereunder with respect to VRDP Shares on the effective date of the resignation or removal of such Remarketing Agent pursuant to Section 6(a) and Section 6(b), respectively.

(b) In addition, the Remarketing Agent may terminate this Agreement and all of its obligations hereunder with respect to VRDP Shares, by notifying the Fund, the Liquidity Provider and the Tender and Paying Agent of its election to do so, if any of the conditions referred to or set forth in Section 9 hereof with respect to VRDP Shares have not been met or satisfied in full and such failure shall have continued for a period of 30 days after such Remarketing Agent has given notice thereof to the Fund specifying the condition which has not been met and requiring it to be met; provided, however, that, subject to the last sentence of Section 9, termination of this Agreement with respect to VRDP Shares by the Remarketing Agent after giving the required notices with respect to VRDP Shares shall be immediate in the event of the occurrence and continuation of any event set forth in Section 9(b)(i), (ii), (iii) or (iv) hereof with respect to VRDP Shares.

(c) Upon termination of this Agreement, the Remarketing Agent, at the request of the Fund, shall use commercially reasonable efforts, subject to confidentiality restrictions, to deliver to the Fund or any person designated by the Fund information maintained by it with respect to the VRDP Shares in connection with its duties hereunder provided that the Remarketing Agent may retain all or any portion of such information necessary or, in the good faith judgment of the Remarketing Agent, desirable to comply with laws and regulations applicable to the Remarketing Agent and its internal policies.

Section 12. Remarketing Agent’s Performance; Duty of Care.

(a) The duties and obligations of the Remarketing Agent shall be determined solely by the express provisions of this Agreement and the Statement. No implied covenants or obligations shall be read into this Agreement, or the Statement. In the absence of bad faith on the part of the Remarketing Agent, the Remarketing Agent may conclusively rely upon any document furnished to it, which purports to conform to the requirements of this Agreement and the Statement, as to the truth of the statements expressed in any of such documents. The Remarketing Agent shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties. The Remarketing Agent shall incur no liability to the Fund, the Fund’s investment adviser, the Liquidity Provider, the Tender and Paying Agent or to any Beneficial Owner (or its Agent Member) or any Holder of the VRDP Shares in its individual capacity or as Remarketing Agent for any action or failure to act, in connection with its duties under this Agreement and the Statement or otherwise, except as a result of its bad faith, gross negligence or willful misconduct on its part.

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(b) The Remarketing Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out or caused by the failure of any other party (other than an affiliate of the Remarketing Agent) to provide any notice, statement or document required to be delivered pursuant to any Related Document in connection with performance by the Remarketing Agent of the relevant obligation.

Section 13. Amendment, Supplement or Modification of Agreements. Without the prior written consent of the Remarketing Agent, the Fund will not agree or consent to any amendment, supplement or modification of the VRDP Shares Purchase Agreement, the Fee Agreement, the Tender and Paying Agent Agreement, this Agreement or the Statement, nor waive any provision thereof, if such amendment, supplement, modification or waiver would materially adversely affect the interests of the Remarketing Agent, in the Remarketing Agent’s sole discretion; provided, that, for purposes of this Section 13, any changes or amendments to the rating agency criteria provided in the Statement for the VRDP Shares shall not be deemed to materially adversely affect the interests of the Remarketing Agent if immediately following such changes or amendments the VRDP Shares continue to be rated in the highest preferred stock ratings category by at least one NRSRO.

Section 14. Books and Records. The Remarketing Agent shall keep such books and records with respect to the performance of its duties hereunder as shall be consistent with prudent industry practice and shall, to the extent permitted by law, make such books and records available for inspection by the Fund on reasonable notice during normal business hours. Any costs and expenses associated with such inspections shall be for the account of the party requesting such inspection.

Section 15. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

Section 16. Waiver of Jury Trial. The Fund and the Remarketing Agent hereby waive trial by jury in any action, proceeding or counterclaim brought by any of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement.

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Section 17. Term of Agreement. Unless otherwise terminated in accordance with the provisions hereof, this Agreement shall remain in full force and effect from the Effective Date with respect to the VRDP Shares until the first day thereafter on which no such VRDP Shares are outstanding. Regardless of any termination of this Agreement pursuant to any of the provisions hereof, the obligations of the Fund pursuant to Sections 4, 5 and 10 hereof and of the Remarketing Agent pursuant to Section 10 hereof shall remain operative and in full force and effect until fully satisfied.

Section 18. Successors and Assigns. The rights and obligations of the Fund hereunder may not be assigned or delegated to any other person without the prior written consent of the Remarketing Agent and the Liquidity Provider. The rights and obligations of the Remarketing Agent hereunder may not be assigned or delegated to any other person without the prior written consent of the Fund and the Liquidity Provider. This Agreement shall inure to the benefit of and be binding upon the Fund and the Remarketing Agent and their respective permitted successors and assigns, and, subject to Section 24, will not confer any benefit upon any other person, partnership, association or corporation other than persons, if any, controlling the Remarketing Agent within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act, or any Indemnified Person to the extent provided in Section 10 hereof. As used in this Section 18, the terms “successors” and “assigns” shall not include any purchaser of VRDP Shares merely because of such purchase.

Section 19. Headings. The section headings herein are for convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and will not be used in the interpretation of any provisions of this Agreement.

Section 20. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdiction or jurisdictions, because it conflicts with any provision of any constitution, statute, rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

Section 21. Counterparts. This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

Section 22. Remarketing Agent Not Acting as Underwriter. It is understood and agreed by the parties hereto that the only obligations of the Remarketing Agent hereunder are as set forth in Sections 2, 4, 10 and 14 hereof. When engaged in remarketing any properly-tendered VRDP Shares, the Remarketing Agent shall act only as agent for and on behalf of each owner of the VRDP Shares so tendered. The Remarketing Agent shall not act as an underwriter for the tendered VRDP Shares and shall in no way be obligated to advance its own funds to purchase any tendered VRDP Shares (except to the extent that in its individual capacity as purchaser of those VRDP Shares it may elect, in accordance with Section 7 hereof, to purchase, in its sole discretion) or to otherwise expend or risk its own funds or incur or become exposed to financial liability in the performance of its duties hereunder.

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Section 23. Amendment. This Agreement may be amended by any instrument in writing signed by all of the parties hereto so long as this Agreement as amended is not inconsistent with the Statement in effect as of the date of any such amendment, provided that the parties to this Agreement agree not to unreasonably withhold or delay consent to any proposed amendment to Section 2(m) hereof. The parties acknowledge that amendments to this Agreement (including with respect to Section 2(m)) are subject to prior notice requirements as set forth in the Tender and Paying Agent Agreement.

Section 24. Benefits. Nothing herein, express or implied, shall give to any person, other than the Fund, the Remarketing Agent and their respective permitted successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder. Without limiting the generality of the foregoing, no Holder or Beneficial Owner (or their Agent Member) of VRDP Shares shall have or be deemed to have any right in respect of, or shall in any event be entitled to enforce or to seek recourse against any person in respect of, any provision of this Agreement, and any and all rights of holders of VRDP Shares or obligations of the Fund in respect thereof arise only under and as governed solely by the Charter, Statement and by-laws as they are in effect from time to time.

Section 25. Notices and Wire Instructions. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing and shall be deemed to have been validly given or made when delivered or mailed, by registered or certified mail, return receipt requested and postage prepaid, or by prepaid courier service, in each case, addressed as follows: if to the Fund or its investment adviser, to either of them at 100 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Accounting Custody; if to the Remarketing Agent, to TD Securities (USA) LLC, 31 West 52nd Street, New York, NY 10019, Attention: Rick Fogliano, Head of Municipal Products, Tel: (212) 827-7172, Fax: (212) 827-7173, Email: fundreporting@tdsecurities.com, muniops@tdsecurities.com and TDSFinance-NewYork@tdsecurities.com; if to the Liquidity Provider, to The Toronto-Dominion Bank, acting through its New York branch, 31 West 52nd Street, New York, NY 10019, Attention: Rick Fogliano, Head of Municipal Products, Tel: (212) 827-7172, Fax: (212) 827-7173, Email: fundreporting@tdsecurities.com, muniops@tdsecurities.com and TDSFinance-NewYork@tdsecurities.com; and if to the Tender and Paying Agent, to The Bank of New York Mellon, Corporate Trust Division, Dealing and Trading Group, 240 Greenwich Street, Floor 7 East, New York, New York 10286, Fax: (212) 815-2830, Attention: Monika Kozdra-Rusin, Vice President, Tel: (212) 815-5787, Fax: (732) 667-9221, Email: monika.kozdra@bnymellon.com; or to such other address as any of the foregoing persons shall specify to the parties hereto in writing.

The Purchase Price of remarketed VRDP Shares shall be paid by the Remarketing Agent in immediately available funds by wire transfer to the Tender and Paying Agent in accordance with the following instructions:

The Bank of New York Mellon

New York, New York

ABA# 021 000 018

For Further Credit to Account# 7041088400

Ref: mm/dd/yy and Event (e.g.: Purchase Date)

Attn: Monika Kozdra-Rusin

Tel: (212) 815-5787

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Email transmissions shall be deemed to have been validly given or made when sent to the following email addresses; if to the Fund or its investment adviser, to GroupUSMF_ProductOversight@blackrock.com; if to the Remarketing Agent, to fundreporting@tdsecurities.com, muniops@tdsecurities.com and TDSFinance-NewYork@tdsecurities.com; or to such other address as any such parties shall specify to the other party in writing; if to the Liquidity Provider, to fundreporting@tdsecurities.com, muniops@tdsecurities.com and TDSFinance-NewYork@tdsecurities.com; and, if to the Tender and Paying Agent, to BlackRockTenders@bnymellon.com or monika.kozdra@bnymellon.com.

Section 26. Nonpetition Covenant. Notwithstanding any prior termination of this Agreement, TD Securities (USA) LLC, solely in its capacity as Remarketing Agent, hereby covenants and agrees that it shall not, prior to the date which is one year and one day after the redemption and the payment in full of the VRDP Shares and all accumulated dividends, petition or otherwise invoke the process of any court or government authority for the purpose of commencing a case against, the Fund under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Fund or any substantial part of the property of the Fund; provided, however, that nothing in this provision shall preclude, or be deemed to stop, the Remarketing Agent from taking any action prior to the expiration of the aforementioned one year and one day period (x) in any case or proceeding voluntarily filed or commenced by the Fund, (y) in any involuntary insolvency proceeding filed or commenced against the Fund by a Person other than the Remarketing Agent, or (z) with respect to its rights or preferences as a Beneficial Owner or Holder of VRDP Shares.

Section 27. Confidentiality. All information, whether oral, written, via computer disk or electronic media or otherwise, to which it is given access or is made available to it by the other party (including by such other party’s agents and representatives) in connection with the transactions contemplated by this Agreement or any other Related Document is referred to as “Confidential Information”. Confidential Information shall include, without limitation, all technology, processes, trade secrets, contracts, proprietary information, portfolio information, historical and projected financial information, operating data and organizational cost structures, strategic or management plans, customer information and customer lists, whether received before or after the date hereof. Confidential Information shall also include information of or relating to any parent, subsidiary or affiliate of a party.

Each party agrees to hold all Confidential Information in confidence, that it will not disclose any Confidential Information to any person, other than directors, trustees, officers, employees, agents or representatives (including those of a legal nature) (collectively, the “Representatives”) who have a need to know such information in connection with the transactions contemplated by this Agreement or any other Related Document (the “Transactions”), and that it will not use any such Confidential Information for purposes other than in connection with the Transactions. For the avoidance of doubt, any NRSRO rating the VRDP Shares at the request of the Fund shall not be deemed to be a Representative for purposes of this Section 27 and will not be subject to the obligations of this Section 27. Each party agrees to inform its Representatives of the confidential and valuable nature of the Confidential Information and of its obligations under this Section 27. Each party shall be responsible and liable for any breach of this Section 27 by its Representatives. Each party agrees to use reasonable care and implement reasonable controls, but in all events at least the same degree of care and controls that it uses to protect its own confidential and proprietary information of similar importance, to prevent the unauthorized use, disclosure or availability of Confidential Information.

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It is understood and agreed that no information shall be within the protection of this Section 27 where such information: (a) is or becomes publicly available through no fault of either party or its Representatives, (b) is authorized to be released by the disclosing party, (c) is rightly obtained from a third party, who, to the best of the receiving party’s knowledge, is not under obligation of confidentiality, (d) is required to be disclosed as a matter of law or by deposition, interrogatory, request for documents, subpoena, regulatory request or demand, civil investigative demand or similar process, (e) is made available to any regulatory body, (f) is made available to any authorized government agency at its express direction, (g) is provided to either party’s independent attorneys or auditors, (h) is required by any NRSRO, (i) is required to be disclosed in connection with the enforcement of this Agreement or with respect to the exercise of any remedies hereunder or (j) is disclosed subject to an agreement subject to an agreement containing provisions substantially similar to those of this Section 27. Furthermore, the obligations of confidentiality set out in this Section 27 shall not extend to Confidential Information that is disclosed to Holders or Beneficial Owners or potential Holders or Beneficial Owners, in each case in their capacity as such, in the Remarketing Memorandum or the Remarketing Materials, in notices to Holders or Beneficial Owners pursuant to one or more of the Related Documents or pursuant to the Fund’s or the Liquidity Provider’s informational obligations under Rule 144A(d)(4) or other reporting obligation of the Securities and Exchange Commission.

In the event that either party to this Agreement or any of its Representatives become legally compelled (by deposition, interrogatory, request for documents, subpoena, regulatory request or demand, civil investigative demand or similar process (“Legal Process”)) to disclose any of the Confidential Information, such party may disclose such Confidential Information to the extent legally required; provided, however, that such party shall: (a) first notify the other party of such Legal Process, unless such notice is prohibited by statute, regulatory request, rule or court order, (b) attempt to obtain such other party’s consent to such disclosure, and (c) in the event consent is not given, not object to the filing of a motion to quash, or other similar procedural step, seeking protection against the production of publication of Confidential Information. In making any disclosure under such Legal Process, each party agrees to use all reasonable efforts to preserve the confidential nature of such information. Nothing herein shall require a party to fail to honor any Legal Process on a timely basis.

In the event that this Agreement is terminated, or at any time upon request, each party agrees to return promptly or destroy all copies of the Confidential Information without retaining any copies thereof and to destroy all copies of any analyses, compilations, studies or other documents prepared by it or for its use containing or reflecting any Confidential Information, provided, however, each party will be permitted to retain all or any portion or the Confidential Information to comply with its governing laws, regulations or internal policies. Such Confidential Information shall remain subject to the confidentiality obligations set forth in this Section 27.

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Inasmuch as any breach of this Section 27 may result in immediate and irreparable injury, it is recognized and agreed that each party shall be entitled to equitable relief, including injunctive relief and specific performance, in addition to all other remedies available at law. Further, all obligations, rights and remedies hereunder shall survive any return or destruction of the Confidential Information and any termination of this Agreement; provided, however, that all obligations, rights and remedies hereunder shall survive the termination of this Agreement and remain in full force and effect for one (1) year after the termination of this Agreement.

It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this Section 27 shall operate as a waiver hereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Section 27.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.

BLACKROCK MUNIYIELD NEW YORK QUALITY FUND, INC.

By:	/s/ Jonathan Diorio
Name: Jonathan Diorio
Title: Vice President

TD SECURITIES (USA) LLC

By:	/s/ Robert C. Franciscus
Name: Robert C. Franciscus
Title: Authorized Signature

[Signature Page – MYN Remarketing Agreement]

32

ANNEX I

FORM OF REMARKETING NOTICE

[Date]

TD Securities (USA) LLC

31 West 52nd Street

New York, NY 10019

Attention: Rick Fogliano, Head of Municipal Products

Tel: (212) 827-7172

Fax: (212) 827-7173

Email: fundreporting@tdsecurities.com, muniops@tdsecurities.com and TDSFinance-NewYork@tdsecurities.com

THE BANK OF NEW YORK MELLON

Corporate Trust Division

Dealing and Trading Group

240 Greenwich Street, Floor 7 East

New York, New York 10286

Fax: (212) 815-2830

Email: BlackRockTenders@bnymellon.com

[or to such other Person and/or address or telecopy number or email address as the Tender and Paying Agent and/or the Liquidity Provider may specify for the purpose by notice to the Remarketing Agent]

Re:	BlackRock MuniYield New York Quality Fund, Inc.
Series W-7 Variable Rate Demand Preferred Shares (“VRDP Shares”)

Pursuant to Section 2(f) of the VRDP Shares Remarketing Agreement dated as of June 16, 2020 (the “VRDP Shares Remarketing Agreement”), by and among BlackRock MuniYield New York Quality Fund, Inc., a non-diversified, closed-end investment company organized as a Maryland corporation, and TD Securities (USA) LLC, a Delaware limited liability company (the “Remarketing Agent”), the undersigned Remarketing Agent hereby notifies you of the following information regarding the Remarketing of the VRDP Shares as of the date hereof:

1.	Information regarding the VRDP Shares is as follows:

VRDP Shares Series: ___________________ CUSIP number: ___________________ Purchase Date: ___________________ Purchase Price per share of VRDP Shares: ___________________

2.	Remarketing Results:

(i)	The number of VRDP Shares that were successfully remarketed for purchase on the Purchase Date: ___________________

(ii)	The aggregate Purchase Price of the VRDP Shares that were SOLD in the Remarketing: ___________________

(iii)	The number of VRDP Shares that were NOT successfully remarketed for purchase on the Purchase Date: ___________________

(iv)	The aggregate Purchase Price of the VRDP Shares that were NOT SOLD in the Remarketing, to be paid by the Liquidity Provider: ___________________

3.

The undersigned hereby acknowledges that this Remarketing Notice is being provided by 2:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Date, by Electronic Means to the Liquidity Provider and to the Tender and Paying Agent.

4.	Capitalized terms used herein shall have the meanings given to them in or by reference to the VRDP Shares Remarketing Agreement.

TD SECURITIES (USA) LLC, as Remarketing Agent

By:
Name
Title

33

ANNEX II

BLACKROCK MUNIYIELD NEW YORK QUALITY FUND, INC. (THE “FUND”)

SERIES W-7

VARIABLE RATE DEMAND PREFERRED SHARES (“VRDP SHARES”)

CUSIP NO. 09255E805

MANDATORY TENDER NOTICE

In accordance with the Fund’s Articles Supplementary Establishing and Fixing the Rights and Preferences of the VRDP Shares (“VRDP Shares”) dated April 20, 2011 (the “Articles Supplementary”), the Fund hereby notifies Holders of VRDP Shares and the Liquidity Provider of the Mandatory Tender of the Outstanding VRDP Shares for Remarketing or purchase by the Liquidity Provider on the Purchase Date specified below due to the occurrence of the following Mandatory Tender Event:

(please select the applicable Mandatory Tender Event)

(i) [Failure by the Fund to make a scheduled payment of dividends on a Dividend Payment Date]

(ii) [Liquidity Provider Ratings Event]

(iii) [Failure by the Fund to pay the Liquidity Provider the applicable fee when due under the terms of the Fee Agreement, if the Liquidity Provider (in its sole discretion) thereafter provides written notice to the Fund that such failure to pay such fee constitutes a Mandatory Tender Event]

(iv) [The eighth (8th) day prior to the scheduled date of the occurrence of an Extraordinary Corporate Event]

(v) [The Fund has obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement by the fifteenth (15th) day prior to the Scheduled Termination Date, Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, of the VRDP Shares Purchase Agreement being replaced] [the effective date of the Alternate VRDP Shares Purchase Agreement is [●], and the Liquidity Provider is [●]]

(vi) [The Fund has provided a Notice of Proposed Special Rate Period in accordance with the Articles Supplementary]

(vii) [A breach by the Fund of its Effective Leverage Ratio covenant with the Liquidity Provider in the Fee Agreement and the failure to cure such breach within sixty (60) days from the date of such breach (which 60-day period would include the Effective Leverage Ratio Cure Period), if the Liquidity Provider (in its sole discretion) thereafter provides written notice to the Fund and the Tender and Paying Agent that the failure to timely cure such breach constitutes a Mandatory Tender Event (subject to the Fund curing such breach prior to the delivery date of such notice from the Liquidity Provider)]

✱

NOTE: Neither the Fund nor the Tender and Paying Agent shall be responsible for the selection or use of the CUSIP Numbers selected, nor is any representation made as to its correctness indicated in any notice or as printed on any VRDP Share certificate. It is included solely as a convenience to Holders of VRDP Shares.

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The Purchase Date for all Outstanding VRDP Shares for purchase pursuant to a successful Remarketing or otherwise by the Liquidity Provider will be [●], 20[●].

(to determine the applicable Purchase Date, please note:)

The Purchase Date in respect of a Mandatory Tender Event shall be not later than seven (7) days following the date a Mandatory Tender Notice is sent to Holders by Electronic Means; provided, that: (A) the Purchase Date in connection with the failure of the Fund to pay the applicable fee to the Liquidity Provider may not be later than the last Business Day of the month such payment was due; (B) the Purchase Date in connection with the occurrence of an Extraordinary Corporate Event may not be later than the Business Day immediately preceding the occurrence of the Extraordinary Corporate Event (and, if no earlier Purchase Date is specified in a Mandatory Tender Notice with respect to such Extraordinary Corporate Event, the Business Day immediately preceding the occurrence of the Extraordinary Corporate Event shall be deemed to be the Purchase Date irrespective of the failure to have given or sent a Mandatory Tender Notice); (C) the Purchase Date in connection with the Fund obtaining an Alternate VRDP Shares Purchase Agreement may not be later than the Business Day immediately preceding the termination of the VRDP Shares Purchase Agreement and the effective date of such Alternate VRDP Shares Purchase Agreement (which may not be later than the termination date of the VRDP Shares Purchase Agreement); and (D) the Purchase Date in connection with a Notice of Proposed Special Rate Period may not be later than the first (1st) day of such proposed Special Rate Period.

Upon the occurrence of a Mandatory Tender Event, all Outstanding VRDP Shares automatically will be subject to Mandatory Tender and delivered to the Tender and Paying Agent for purchase on the designated Purchase Date by purchasers in the Remarketing in the event of a successful Remarketing or otherwise by the Liquidity Provider, including any VRDP Shares previously tendered pursuant to an Optional Tender for which the Purchase Date has not yet occurred.

In the event that VRDP Shares are issued in certificated form outside the book-entry system of the Securities Depository and a Holder of VRDP Shares fails to deliver such VRDP Shares to which a Mandatory Tender relates on or prior to the Purchase Date, the Holder of such VRDP Shares shall not be entitled to any payment (including any accumulated but unpaid dividends thereon, whether or not earned or declared) other than the Purchase Price of such undelivered VRDP Shares as of the scheduled Purchase Date. Any such undelivered VRDP Shares shall be deemed to be delivered to the Tender and Paying Agent, and the Tender and Paying Agent shall place stop-transfer orders against the undelivered VRDP Shares. Any moneys held by the Tender and Paying Agent for the purchase of undelivered VRDP Shares shall be held in a separate account by the Tender and Paying Agent, shall not be invested, and shall be held for the exclusive benefit of the Holder of such undelivered VRDP Shares. The undelivered VRDP Shares shall be deemed to be no longer Outstanding (except as to entitlement to payment of the Purchase Price), and the Fund shall issue to the purchaser replacement VRDP Shares certificates in lieu of such undelivered VRDP Shares.

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Any notice given to Holders in respect of a Mandatory Tender shall be conclusively presumed to have been duly given, whether or not the Holders receive such notice.

Terms used herein and not otherwise defined shall have the meanings given to such terms in the Statement.

Dated:______________________

BLACKROCK MUNIYIELD NEW YORK QUALITY FUND, INC.

By:
Name
Title

36

SCHEDULE I

MAXIMUM RATE ADJUSTMENTS

Schedule I

37

SCHEDULE II

Schedule II

38